EXHIBIT 10.29

OPTION CONTRACT FOR EXCLUSIVE LICENSE

This Option Contract for Exclusive License (the “Contract” or the “Agreement”) is entered into and made effective the 1st day of April, 2013 (the "Effective Date") by and between UNIVERSITY OF MIAMI, a Florida not-for-profit corporation, having business office at 1400 NW 10th Ave, Suite 1200 (R64), Miami, Florida 33136 (hereinafter referred to as "University") and Heat Biologics, Inc., a Delaware  corporation, whose principal place of business is at 100 Europa Drive, Suite 420, Chapel Hill, NC 27517  (hereinafter referred to as "Company").

RECITALS

WHEREAS, the University owns the “Intellectual Property,” more specifically described as follows:

(a)

United States Patent Application No. 12/303,036, entitled “Perforin-2 Proteins”; filed December 2, 2008; and

(b)

Canadian Patent Application No. 2,653,966, entitled “Perforin-2 Proteins”; filed November 28, 2008; and

(c)

European Patent Application No. 07798029.0 entitled “Perforin-2 Proteins”; filed December 12, 2008; and

(d)

The United States Provisional Patent Application No. 61/637,455, entitled “Perforin 2 Defense Against Invasive and Multi-drug Resistant Bacteria”, filed April 24, 2012; and

(e)

all United States patents and foreign patents and patent applications based on these applications;  all divisionals, continuations of the foregoing; and those claims in continuations-in-part of the foregoing that are described in sufficient detail in applications set forth in (a)-(d) above to meet the requirements of 35 U.S.C. 112¶1; and any re-examinations or reissues of the foregoing [(a)-(e) collectively referred to herein as the “Intellectual Property.”

WHEREAS, Company desires to procure from University an option to license the Intellectual Property in order for Company to develop products relating to Perforin-2 (the “Company Business”); and

WHEREAS, the University desires to grant to Company such option upon the terms and conditions as are hereinafter set forth;

NOW, THEREFORE, in consideration of the good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby covenant and agree as follows:

1.

Recitals.  The above recitals are true and correct and are incorporated herein by reference.

2.

Grant of Option.  University, in consideration of a non-refundable payment in the amount of two thousand dollars ($2000.00) ("Option Fee") to be paid by Company to University within thirty (30) days from the Execution Date of this Agreement, receipt of which is acknowledged by University, grants to Company during the Option Period an exclusive option for the exclusive right to enter into an agreement granting Company an exclusive, worldwide, license in the Option Field for the Intellectual Property, pursuant to commercially reasonable terms and conditions. As partial consideration of granting the Option, Company shall pay University another non-refundable payment in the amount of three thousand dollars ($3000.00) as reimbursement of past patent expenditure incurred by University in relation to the preparing and filing the United States Provisional Patent Application No. 61/637,455, entitled “Perforin 2 Defense Against Invasive and Multi-drug Resistant Bacteria”. The “Option Field” shall mean all fields except for the use of perforin 2 knock-out mice as research tools or research reagents.

3.

Option Period.  The term of this option shall be for a period of twelve (12) months beginning on the Execution Date of this Agreement (“Option Term”).  The term of this option shall be extended and remain in effect as long as Company is paying patent expenses directly related to the Intellectual Property and/or sponsoring research directly related to Intellectual Property at University under a separate agreement.  This Option and the right to enter into the exclusive License Agreement hereunder shall expire and become void at the expiration of the Option Term and all sums paid hereunder by Company to University shall be retained by University as full consideration for the Option.

During the Option Term, University shall make reasonable and diligent efforts in seeking the filing, prosecution and maintenance of patents in foreign countries.  Company shall advise University in such filing, prosecution and maintenance in foreign countries provided however, that the decision to file, prosecute, and maintain patents in foreign countries shall be in the sole and absolute discretion of the University, and that Company agrees to promptly pay University’s patent counsel (currently Alston & Bird) directly for all costs incurred by University directly related to the filing, prosecution and maintenance of patents in foreign countries during the Option Term.

4.

Milestones.  Company shall prepare a commercialization plan and a detailed product development business plan of the Company Business for submission to University no later than three (3) months from the execution date of the license agreement.  Furthermore, during the Option Term, Company shall provide annual progress reports to University indicating the Company’s fundraising activities if so requested by the University.

5.

Default by Company.  Should Company default under its obligations set forth in Paragraph 4 hereunder, University, after first giving Company sixty (60) days from delivery of a written notice to cure such default, at its sole option, may, at University’s sole discretion terminate this Option Agreement and neither party shall have any further liability to the other party.

6.

Method of Exercising Option. If Company shall elect to exercise the Option, then Company shall give written notice of the election any time during the Option Term by delivering to University a duly executed Notice of Exercise (the “Exercise Notice”).

7.

 Notices.  All notices provided for herein shall be deemed to have been duly given if and when sent by United States first class, certified mail with proper and sufficient postage affixed or by overnight mail, properly addressed to the party for whom intended at the party's below listed address, or when delivered personally to such party.

To University:

To Company:

University of Miami

Heat Biologics, Inc.

Attn: Director

Attn:

CEO

Intellectual Property Strategy and Licensing

100 Europa Drive, Suite 420

1400 NW 10th Avenue, Room 1200,

Chapel Hill, NC 27517

Miami, Florida 33136

8.

Paragraph Headings.  The section and paragraph headings herein contained are for the purposes of identification only and shall not be considered in construing this Contract.

9.

Amendment.  No modification or amendment of this Contract shall be of any force or effect unless in writing executed by both University and Company.

10.

Governing Law.  This Contract shall be interpreted in accordance with the laws of the State of Florida, and exclusive venue shall be in the courts located in Miami-Dade County Florida.

11.

Computation of Time.  Any time period provided for in this Contract which ends on a Saturday, Sunday or legal holiday shall extend to 5:00 p.m. on the next full Business Day.

12.

Successors and Assigns.  This Contract shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties hereto.

13.

Assignment and Delegation.  Neither party may assign any rights or delegate any obligations under this Agreement without the written consent of the other party, except that Company may assign this agreement to a subsidiary.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized to be effective as of the Effective Date.

UNIVERSITY OF MIAMI		HEAT BIOLOGICS, INC.

By:	/s/ Dr. Norma Kenyon	By:	/s/ Jeffrey Wolf
NAME:	Dr. Norma Kenyon	NAME:	J effrey Wolf
TITLE:	Vice Provost of Innovation	TITLE:	P resident and CEO

Date:	March 26, 2013	Date:	April 3, 2013